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                                                                    Exhibit 10.2


                         PETERSBURG LONG DISTANCE, INC.

                                166 PEARL STREET
                                TORONTO ONTARIO
                                 CANADA M5H 1l2


                                                                 27 JANUARY 1996


Baltic Communications Limited
UL Pochtamtskaya, 15
St Petersburg
The Russian Federation

Attention: Mr. Viktor Koresh, General Director

Dear Sir

Reference is made to the agreement of 27 January 1996 relating to the provision of administrative services by, and management of, Baltic Communications Limited ("BCL") between BCL and Petersburg Long Distance Inc. ("PLD") ("the Agreement").

For the consideration specified in Article 1.1 of the Agreement PLD undertakes to BCL that it shall enable it to pay within 45 days of the date hereof all amounts specified in a letter dated 10 January 1996 from BCL to Mercury Communications Limited as due from BCL to Mercury Communications Limited as at 31 December 1995 pursuant to an International Telecommunications Services Agreement between BCL and Mercury Communications Limited dated 16 November 1992 to the extent that such amounts have been invoiced on the date hereof within such 45 day period and, in the case of all such amounts not invoiced, within 30 days of invoicing or such earlier date as may be required by the International Telecommunications Service Agreement.

Please confirm that you agree to the above terms by signing and returning to us the enclosed copy of this letter.

Yours faithully


/s/ James R.S. Hatt
Director
on behalf of
Petersburg Long Distance, Inc.


Acknowledged and agreed on behalf of BCL



------------------------
Victor Koresh
General Director